As filed with the Securities and Exchange Commission on May  19, 2017
Investment Company Act File No. 811-23118

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(CHECK APPROPRIATE BOX OR BOXES)
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 4	☒

NorthStar Corporate Income Master Fund
(Exact name of Registrant as Specified in Charter)

399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address and telephone number, including area code, of principal executive offices)

Sandra M. Forman
NorthStar Corporate Income Master Fund
Chief Compliance Officer, General Counsel and Secretary
399 Park Avenue, 18th Floor
New York, New York 10022
(Name and address of agent for service)

COPIES TO:
Steven B. Boehm, Esq.
Cynthia R. Beyea, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, NW, Suite 700
Washington, District of Columbia 20001
Tel. No. (202) 383-0100
Fax No. (202) 637-3593

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, or the 1940 Act. Interests in Registrant are not being registered under the Securities Act of 1933, as amended, or the Securities Act, and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in Registrant.

NORTHSTAR CORPORATE INCOME MASTER FUND
CROSS REFERENCE SHEET
PARTS A AND B
Item No.	Registration Statement Caption	Caption in Part A or Part B
1.	Outside Front Cover	Not Required
2.	Inside Front and Outside Back Cover Page	Not Required
3.	Fee Table and Synopsis	Fee Table and Synopsis
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objective and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Management and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements
PART C
The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A
Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.
Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 of NorthStar Corporate Income Fund (the “Feeder Fund”) as filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2017 (File Nos. 333-206018 and 811-23081), referred to as the Feeder Fund’s Registration Statement on Form N-2. The Feeder Fund and NorthStar Corporate Income Master Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Feeder Fund is one of two initial feeder funds (the “Feeder Funds”) in this “master-feeder” structure, and the Master Fund anticipates that it may from time to time permit feeder funds in addition to the Feeder Funds to invest in the Master Fund.
ITEM 3.   FEE TABLE AND SYNOPSIS.
The following table illustrates the fees and expenses that the Master Fund expects to incur and that the shareholders (“Shareholders”) of the Master Fund’s common shares of beneficial interest, par value $0.001 per share (the “Shares”) can expect to bear directly or indirectly.
Shareholder Transaction Expenses (as a percentage of the Master Fund’s net asset value per Share)
Sales load	None
Offering expenses(1)	0.4%
Annual Expenses (as a percentage of average net assets of the Master Fund)(2)
Management fee(3)	3.0%
Incentive fee(4)	0.0%
Interest payments on borrowed funds(5)	1.0%
Other expenses(6)	1.6%
Total annual fund expenses	5.6%

(1)
Amount reflects estimated offering expenses to be paid by the Master Fund of up to $400,000 if the Master Fund raises $100.0 million in proceeds in this offering during the following twelve months. The offering expenses consist of costs incurred by CNI CCEF Advisors, LLC, the Master Fund’s investment adviser (the “Advisor”) and its affiliates on the Master Fund’s behalf for legal, accounting, printing and other offering expenses, including costs associated with technology integration between the Master Fund’s systems and those of the broker-dealers authorized to sell the Shares (the “Selected Broker-Dealers”), all of whom are or will be members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or other properly licensed agents. Other such costs also include marketing expenses, salaries and direct expenses of the Advisor’s and its affiliates’ employees and others while engaged in registering and marketing the Shares, which will include development of marketing materials and marketing presentations and training and educational meetings and generally coordinating the marketing process. Any reimbursements for any such costs will not exceed actual expenses incurred by the Advisor and its affiliates. The Advisor is responsible for the payment of the Master Fund’s cumulative organization and offering expenses to the extent they exceed 1.0% of the aggregate proceeds raised in this offering, without recourse against or reimbursement by the Master Fund. It is expected that organization and offering costs at the Master Fund will be de minimis.

(2)
Amount assumes that the Master Fund raises $100.0 million of proceeds in this offering during the following twelve months, that the net offering proceeds from such sales equal $99.6 million, that the Master Fund’s average net assets during such period equal one-half of the net offering proceeds, or $49.8 million, and that the Master Fund borrows funds equal to 50% of its average net assets during such period, or $24.9 million. Actual expenses will depend on the number of Shares sold and the amount of leverage the Master Fund employs. For example, if the Master Fund were to raise proceeds significantly less than $100.0 million over the next twelve months, the annual expenses as a percentage of average net assets of the Master Fund would be significantly higher. There can be no assurance that the Master Fund will raise $100.0 million of proceeds in this offering during the following twelve months.
(3)
Pursuant to an investment advisory agreement (“the Master Fund Advisory Agreement”) between the Master Fund and the Advisor, and in consideration of the advisory services provided by the Advisor to the Master Fund, the Advisor is entitled to a fee consisting of two components — a base management fee (“the Management Fee”) and an incentive fee (the “Incentive Fee”). For more information on the Management Fee and the Incentive Fee, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2. The Management Fee is calculated and payable quarterly in arrears at the annual rate of 2.0% of the Master Fund’s average gross assets (excluding cash and cash equivalents) during such period, which are assumed to equal 150.0% of the Master Fund’s average net assets as described in Note (2) above. The figure in the table is calculated on the basis of the Master Fund’s assumed average net assets over the following twelve months and illustrates the effect of leverage. Because the Management Fee is based on the Master Fund’s average gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to the Advisor.

(4)
Based on the Master Fund’s current business plan, the Master Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to the Advisor in the following twelve months. However, the Incentive Fee is based on the Master Fund’s performance and will not be paid unless the Master Fund achieves certain performance targets. The Master Fund expects the Incentive Fee the Master Fund pays to increase to the extent the Master Fund earns greater interest income through its investments in portfolio companies. The Incentive Fee is calculated and payable quarterly in arrears based upon the Master Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the Master Fund’s adjusted capital after making appropriate adjustments for subscriptions (which shall include all issuances of common shares, including issuances pursuant to our distribution reinvestment plan) and share repurchases that occurred during the quarter, equal to 1.75% per quarter, or an annualized hurdle rate of 7.00%, subject to a “catch-up” feature. 100.0% of the Master Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 2.1875% is payable to the Advisor. This portion of the Incentive Fee is referred to as the “catch-up” and is intended to provide the Advisor with an incentive fee of 20.0% on all of the Master Fund’s pre-incentive fee net investment income when the Master Fund’s pre-incentive fee net investment income reaches 2.1875% in any calendar quarter. 20.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (20.0% of all the Master Fund’s pre-incentive fee net investment income thereafter is allocated to the Advisor). For a full explanation of how the Incentive Fee is calculated, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2. The amount in the table assumes that the Incentive Fee will be 0.0% of the Master Fund’s average net assets. The figure in the table is based upon the estimated Incentive Fee for the year ending December 31, 2017, expressed as a percentage of the Master Fund’s estimated average net assets for the year ending December 31, 2017.

(5)
The figure in the table assumes the Master Fund borrows for investment purposes an amount equal to 50.0% of the Master Fund’s average net assets during such period and that the annual interest rate on the amount borrowed is 2.0% over the Master Fund’s average net assets. The Master Fund’s ability to incur leverage during the following twelve months depends, in large part, on the amount of money it is able to raise through the Feeder Funds and capital market conditions. Because the Management Fee is based on the Master Fund’s average daily gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to the Advisor.

(6)
Other expenses include accounting, legal and auditing fees of the Master Fund, as well as the reimbursement of the compensation of the Master Fund’s chief compliance officer, chief financial officer and other administrative personnel and fees payable to the members (each, a “Trustee”) of the board of trustees of the Master Fund (the “Board”) who do not also serve in an executive officer capacity for the Master Fund or the Advisor. The amount presented in the table estimates the amounts the Master Fund expects to pay during the twelve months following the commencement of the Master Fund’s operations and does not include preferred pricing arrangements the Master Fund may receive from certain parties as a newly formed entity.
Example:
The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in the Shares. In calculating the following expense amounts, the Master Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above:
	1 year	3 years	5 years	10 years
A Feeder Fund would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$60	$170	$279	$545
The example and the expenses in the tables above should not be considered a representation of the Master Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5.0% annual return, the Master Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Master Fund, see the sections entitled “Fund and Master Fund Expenses,” “Management and Incentive Fees” and “Purchases of Shares” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.
ITEM 8.   GENERAL DESCRIPTION OF THE REGISTRANT.
The Master Fund is a non-diversified, closed-end management investment company that is registered under the 1940 Act. The Master Fund was organized as a Delaware statutory trust on July 23, 2015. The Master Fund’s investment objective is to offer an attractive total return while maximizing current income and capital appreciation consistent with the preservation of capital. Information on the Master Fund’s investment objective, strategies and policies, the types of securities in which the Master Fund expects to invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objective and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
The Master Fund intends to initially make investments through NorthStar Corporate Income Fund (Cayman) Ltd. (the “Foreign Subsidiary”) a Cayman exempted limited company that is a wholly owned subsidiary of the Master Fund. The Master Fund generally gains access to certain newly issued Regulation S securities through the Foreign Subsidiary. Regulation S securities are securities of U.S. and non-U.S. issuers that are issued to non-U.S. persons through offerings made pursuant to Regulation S of the Securities Act of 1933, as amended, or the Securities Act.
The Feeder Fund’s investment strategies and risks as described in the Feeder Fund’s Registration Statement reflect the aggregate operations of the Master Fund and the Foreign Subsidiary. The Master Fund will comply with the provisions of the 1940 Act governing investment policies and capital structure and borrowings on an aggregate basis with the Foreign Subsidiary. The Foreign Subsidiary will comply with the provisions of Section 17 of the 1940 Act relating to affiliated transactions and with the requirements of the 1940 Act relating to the custody of a registered investment company’s assets.
Interests in the Master Fund are being issued solely to the Feeder Funds and to affiliates of the Advisor in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

ITEM 9.   MANAGEMENT.
A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Summary of Terms,” “Management of the Fund and the Master Fund,” “Fund and Master Fund Expenses,” “The Advisor” and “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund. The following list identifies the specific sections of the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2 under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.
Item 9.1(a) Management of the Fund and the Master Fund — Board of Trustees and Executive Officers
Item 9.1(b) The Advisor; Management and Incentive Fees
Item 9.1(c) Portfolio Management
Item 9.1(d) Administration Agreement
Item 9.1(e) Custodian, Transfer and Distribution Paying Agent and Registrar
Item 9.1(f) Fund and Master Fund Expenses
Item 9.1(g) Plan of Distribution
Item 9.2(a) The Advisor
Item 9.2(b) The Advisor
Item 9.2(c) The Advisor
Item 9.2(d) The Advisor
Item 9.3 A control person generally is a person who beneficially owns more than 25.0% of the voting securities of a company. An affiliate of Colony NorthStar, Inc. (“Colony NorthStar”) and an affiliate of the Master Fund’s former investment sub-adviser have provided 100% of the initial capitalization of the Master Fund and therefore may be deemed to be control persons of the Master Fund because each of the affiliate of Colony NorthStar and the affiliate of the Master Fund’s former investment sub-adviser owns 100% of the outstanding Shares as of the date of this prospectus.
ITEM 10.   SHARES, LONG-TERM DEBT, AND OTHER SECURITIES.
ITEM 10.1   SHARES
The following description is based on relevant portions of the Delaware Statutory Trust Act and on the Master Fund’s declaration of trust and bylaws. This summary is not intended to be complete. Please refer to the Delaware Statutory Trust Act and the Master Fund’s declaration of trust and bylaws, copies of which have been filed as exhibits to this Registration Statement, for a more detailed description of the provisions summarized below.
Shares of Beneficial Interest
The Master Fund’s declaration of trust authorizes the issuance of an unlimited number of shares of beneficial interest, par value $0.001 per share. There is currently no market for Shares, nor are shares offered to the public and the Master Fund does not expect that a market for Shares will develop in the foreseeable future, nor does the Master Fund intend to make its shares publicly available. Pursuant to the Master Fund’s declaration of trust and as permitted by Delaware law, Shareholders are entitled to the same limitation of personal liability extended to shareholders of private corporations organized for profit under the General Corporation Law of the State of Delaware (the “DGCL”) and, therefore, unless specifically set forth in the Master Fund’s declaration of trust, generally will not be personally liable for the Master Fund’s debts or obligations.

Set forth below is a chart describing the classes of the Master Fund’s securities outstanding as of May 19, 2017:
(1)	(2)	(3)
Title of Class	Amount Held by the Master Fund or for its Account	Amount Outstanding Exclusive of Amount Under Column (3)
Common Shares, par value $0.001 per share	—	222,222
Preferred Shares, par value $0.001 per share	—	—
Shares
Under the terms of the Master Fund’s declaration of trust, all Shares will have equal rights as to voting and, when consideration for Shares is received by the Master Fund, will be fully paid and nonassessable. Distributions may be paid to Shareholders if, as and when authorized and declared by the Board. Shares will have no preference, preemptive, appraisal, conversion, exchange or redemption rights, and will be freely transferable, except where their transfer is restricted by law or contract. The Master Fund’s declaration of trust provides that the Board shall have the power to repurchase or redeem shares. In the event of the Master Fund’s dissolution, after the Master Fund pays or adequately provides for the payment of all claims and obligations of the Master Fund, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of the Master Fund’s assets available for distribution, subject to any preferential rights of holders of the Master Fund’s outstanding preferred shares, if any. Each Share will be entitled to one vote on all matters on which a vote of Shareholders is required by the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board. There will be no cumulative voting in the election or removal of Trustees. Under the Master Fund’s declaration of trust, the Master Fund is not required to hold annual meetings of Shareholders. The Master Fund only expects to hold Shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of Shareholders.
Preferred Shares and Other Securities
The Master Fund’s declaration of trust provides that the Board may, subject to the Master Fund’s investment policies and restrictions and the requirements of the 1940 Act, authorize and cause the Master Fund to issue securities of the Master Fund other than Shares (including preferred shares, debt securities or other senior securities), by action of the Board without the approval of Shareholders. The Board may determine the terms, rights, preferences, privileges, limitations and restrictions of such securities as the Board sees fit.
Preferred shares could be issued with rights and preferences that would adversely affect Shareholders. Preferred shares could also be used as an anti-takeover device. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance and before any distribution is made with respect to the Shares and before any repurchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Master Fund’s total assets after deducting the amount of such distribution or repurchase price, as the case may be, and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.
Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except for any liability arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s position, which is in accordance with the 1940 Act. The Master Fund will make advance payments in connection with expenses incurred by Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the Master Fund’s declaration of trust.
The Master Fund has entered into the Master Fund Advisory Agreement with the Advisor. The Master Fund Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Advisor is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers.
Pursuant to the Master Fund’s declaration of trust, the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund if it is subsequently determined that the indemnitee is not entitled to such indemnification.
Number of Trustees; Appointment of Trustees; Vacancies; Removal
The Master Fund’s declaration of trust provides that, after the commencement of investment operations, the number of Trustees shall be no less than two (2) and no more than fifteen (15), as determined in writing by a majority of the Trustees then in office. As set forth in the Master Fund’s declaration of trust, a Trustee’s term of office shall continue until his or her death, resignation or removal. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a majority of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been appointed pursuant to the Master Fund’s declaration of trust. To the extent that the 1940 Act requires that Trustees be elected by Shareholders, any such Trustees will be elected by a plurality of all Shares voted at a meeting of Shareholders at which a quorum is present.
The Master Fund’s declaration of trust provides that any Trustee may be removed (provided that after the removal the aggregate number of Trustees is not less than the minimum required by the declaration of trust) (i) with or without cause, at any meeting of Shareholders by a vote of 75.0% of the outstanding Shares or (ii) with or without cause, by all of the remaining Trustees.
As of May 19, 2017, the Master Fund had a total of four (4) members of the Board, three (3) of whom were Trustees that are considered independent and are not “interested persons” (as defined in the 1940 Act) of the Master Fund, the Feeder Fund or the Advisor, such persons also referred to as the Independent Trustees. Pursuant to the 1940 Act, at least 40% of the members of the Board must be Independent Trustees.
Action by Shareholders
The Master Fund’s declaration of trust provides that Shareholder action can be taken only at a meeting of Shareholders or by unanimous written consent in lieu of a meeting. Subject to the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board specifying a greater or lesser vote requirement, the affirmative vote of a majority of Shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the Shareholders with respect to any matter submitted to a vote of the Shareholders.
Amendment of Declaration of Trust and Bylaws
Subject to the provisions of the 1940 Act, pursuant to the Master Fund’s declaration of trust, the Board may amend the declaration of trust without any vote of Shareholders. Pursuant to the Master Fund’s declaration of trust and the bylaws, the Board has the exclusive power to amend or repeal the bylaws or adopt new bylaws at any time.
No Appraisal Rights
In certain extraordinary transactions, some jurisdictions provide the right to dissenting Shareholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Master Fund’s declaration of trust provides that Shares shall not entitle Shareholders to appraisal rights.
Conflict with Applicable Laws and Regulations
The Master Fund’s declaration of trust provides that if and to the extent that any provision of the Master Fund’s declaration of trust conflicts with any provision of the 1940 Act, the provisions under the Internal Revenue Code of 1986, as amended, applicable to the Master Fund as a regulated investment company or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Master Fund’s declaration of trust; provided, however, that such determination shall not affect any of the remaining provisions of the declaration of trust or affect the validity of any action taken or omitted prior to such determination.
Other Information
Information regarding the Master Fund’s share repurchase program, liquidity strategy and distributions, including as they relate to the Feeder Fund’s share repurchase program, liquidity strategy and distributions, is incorporated herein by reference from the sections entitled “Share Repurchase Program,” “Liquidity Strategy” and “Distributions” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 10.2.   LONG-TERM DEBT.
Not applicable.
ITEM 10.3.   GENERAL.
Not applicable.
ITEM 10.4.   TAXES.
Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Material U.S. Federal Income Tax Considerations” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 10.5.   OUTSTANDING SECURITIES.
As of the date of filing of this Registration Statement, there are 222,222 Shares of the Master Fund outstanding.
ITEM 10.6.   SECURITIES RATINGS.
Not applicable.
ITEM 11.   DEFAULTS AND ARREARS ON SENIOR SECURITIES.
Not applicable.
ITEM 12.   LEGAL PROCEEDINGS.
Not applicable.
ITEM 13.   TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.
Not applicable.

PART B
Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given to them in Part A of this Registration Statement.
Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement on Form N-2.
ITEM 14.   COVER PAGE.
Not applicable.
ITEM 15.   TABLE OF CONTENTS.
Not applicable.
ITEM 16.   GENERAL INFORMATION AND HISTORY.
Not applicable.
ITEM 17.   INVESTMENT OBJECTIVE AND POLICIES.
Part A contains basic information about the investment objective, policies and risks of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies and risks of the Master Fund and does not, by itself, present a complete or accurate explanation of the matters disclosed.
Information on the fundamental investment restrictions of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated herein by reference from the sections entitled “Investment Objective and Strategies,” “Types of Investments and Related Risks” and “Regulation” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 18.   MANAGEMENT.
Pursuant to the Master Fund’s declaration of trust and bylaws, the Master Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Master Fund’s management and operations. The officers of the Master Fund conduct and supervise the Master Fund’s daily business operations.
Board of Trustees and Executive Officers
Board Leadership Structure
The Board consists of four (4) members, three (3) of whom are considered Independent Trustees. The same individuals serve on the Board and the boards of trustees of the Feeder Fund. Among other things, the Board sets broad policies for the Master Fund and appoints the Master Fund’s officers. The role of the Board, and of any individual Trustee, is one of oversight and not of management of the Master Fund’s day-to-day affairs. Each Trustee will serve until his or her successor is duly elected and qualified. The Trustees are subject to removal or replacement in accordance with Delaware law and the Master Fund’s declaration of trust. The initial Trustees serving on the Board have been elected by the organizational shareholders of the Master Fund.
Daniel R. Gilbert serves as chairman of the Board and is not an Independent Trustee by virtue of his relationship with NorthStar. The Board feels that Daniel R. Gilbert, as the Master Fund’s chief executive officer, is the Trustee with the most knowledge of the Master Fund’s business strategy and is best situated to serve as chairman of the Board. Jack F. Smith, Jr. currently serves as the lead Independent Trustee. The Independent Trustees are expected to meet separately in executive session as often as necessary to exercise their oversight responsibilities. The Board believes that its leadership structure is the optimal structure for the Master Fund at this time given the Master Fund’s current size and complexity. The Board, which will review its leadership structure periodically, further believes that its structure is presently appropriate to enable it to exercise its oversight of the Master Fund.
Board Role in Risk Oversight
Through its direct oversight role, and indirectly through its committees, the Board will perform a risk oversight function for the Master Fund consisting of, among other things, the following activities: (1) at regular and special Board meetings, and on an ad hoc basis as necessary, receiving and reviewing reports related to the Master Fund’s performance and operations; (2) reviewing and approving, as applicable, the Master Fund’s compliance policies and procedures; (3) meeting with members of the Advisor’s portfolio management team to review investment strategies, techniques and the processes used to manage related risks; (4) meeting with, or reviewing reports prepared by, the representatives of key service providers, including the Advisor, the distributor, the transfer agent, the custodian and the independent registered public accounting firm, to review and discuss the Master Fund’s activities and to provide direction with respect thereto; and (5) engaging the services of the Master Fund’s chief compliance officer to test the Master Fund’s compliance procedures and the Master Fund’s service providers. However, not all risks that may affect the Master Fund can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond the control of the Master Fund and its service providers.
Trustees
Information regarding the members of the Board and the officers of the Master Fund, and their roles in the management of the Master Fund, including compensation, is incorporated herein by reference from the section entitled “Management of the Fund and the Master Fund” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
Nomination of Trustees
The Independent Trustees will consider qualified trustee nominees recommended by Shareholders when such recommendations are submitted in accordance with our bylaws and any applicable law, rule or regulation regarding trustee nominations. When submitting a nomination for consideration, a Shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each trustee nominee: full name, age, business address and residence address; number of the Shares owned, if any; and all other information relating to such trustee nominee that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, including such trustee nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected.
Board Committees
In addition to serving on the Board, trustees may also serve on the audit committee, which has been established by the Board to handle certain designated responsibilities. The Board has designated a chairman of the audit committee. Subject to applicable law, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or to dissolve any committee as it deems necessary and in the Master Fund’s best interest.
Audit Committee
The audit committee operates pursuant to a charter adopted by the Board and is responsible for selecting, engaging and discharging the Master Fund’s independent registered public accounting firm, reviewing the plans, scope and results of the audit engagement with the Master Fund’s independent registered public accounting firm, approving professional services provided by the Master Fund’s independent registered public accounting firm (including compensation therefor), reviewing the independence of the Master Fund’s independent registered public accounting firm and reviewing the adequacy of the Master Fund’s internal control over financial reporting. The audit committee is responsible for aiding the Board in fair value pricing of debt and equity securities that are not publicly traded or for which current market values are not readily available. The audit committee also establishes policies and procedures regarding the valuation of the Master Fund’s investments. On a quarterly basis, the Master Fund’s audit committee and the Master Fund’s Board review the valuation determinations made with respect to the Master Fund’s investments during the preceding quarter and evaluate whether such determinations were made in a manner consistent with the Master Fund’s valuation process. The members of the audit committee are Michael M. Kassen, Vernon B. Schwartz and Jack F. Smith, Jr., each of whom is an Independent Trustee. Jack F. Smith, Jr. serves as the chairman of the audit committee. The Board has determined that Jack F. Smith, Jr. is an “audit committee financial expert” as defined under SEC rules.
Trustee Beneficial Ownership of Shares
The following table shows the dollar range of Shares beneficially owned by each Trustee as of May 19, 2017 based on the initial net asset value (“NAV”) per Share of  $9.00 and the aggregate dollar range of equity securities in all registered investment companies overseen by each Trustee in the family of investment companies that includes the Master Fund.
Name of Trustee	Dollar Range of Equity Securities in the Master Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1)
Interested Trustees
Daniel R. Gilbert	None	None
Independent Trustees
Michael M. Kassen	None	None
Vernon B. Schwartz	None	None
Jack F. Smith, Jr.	None	None

(1)
Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000, or over $1,000,000.

Shareholder Communications
Shareholders may send communications to the Board. Shareholders should send communications intended for the Board by addressing the communication directly to the Board (or individual Trustees) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Trustees) and by sending the communication to the Master Fund’s offices at 399 Park Avenue, 18th Floor, New York, New York 10022. Other Shareholder communications received by the Master Fund not directly addressed and sent to the Board will be reviewed and generally responded to by the Advisor, and will be forwarded to the Board only at the Advisor’s discretion based on the matters contained therein.
Potential Conflicts of Interest
Information regarding the conflicts of interest associated with the Advisor acting as the Master Fund’s investment adviser is incorporated herein by reference from the section entitled “Conflicts of Interest; Certain Relationships and Related Party Transactions” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
Codes of Ethics
The Master Fund and the Advisor have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act, and the Master Fund’s Board has approved the Advisor’s code of ethics adopted under Rule 204A-1 of the Advisers Act, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to these codes may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master Fund, so long as such investments are made in accordance with the applicable code’s requirements. The codes of ethics are included as exhibits to this Registration Statement of which this Part B is a part. Shareholders may also read and copy these codes of ethics at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the codes of ethics will be available on the EDGAR database on the SEC’s website at http://www.sec.gov. shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549-0102.
Other Information
Eversheds Sutherland (US) LLP, Washington, D.C., serves as counsel to the Master Fund.
ITEM 19.   CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
A control person generally is a person who beneficially owns more than 25.0% of the voting securities of a company. An affiliate of Colony NorthStar and an affiliate of the Master Fund’s former investment sub-adviser have provided 100% of the initial capitalization of the Master Fund and therefore may be deemed to be control persons of the Master Fund because each of the affiliate of Colony NorthStar and the affiliate of the Master Fund’s former investment sub-adviser owns 100% of the outstanding Shares as of the date of this prospectus. The affiliate of Colony NorthStar and the affiliate of the Master Fund’s former investment sub-adviser will vote their shares in the Master Fund in the same proportion as which the other Master Fund shares are voted.
ITEM 20.   INVESTMENT ADVISORY AND OTHER SERVICES.
Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Fund and the Master Fund,” “Fund and Master Fund Expenses” and “Management and Incentive Fees” in the Feeder Fund’s prospectus, to the extent applicable to the Master Fund.
ITEM 21.   PORTFOLIO MANAGERS.
Securities Ownership of Portfolio Managers
The following table shows the dollar range of equity securities in the Master Fund beneficially owned by each member of the Advisor’s investment committee as of May 19, 2017 based on the initial NAV per Share of  $9.00.
Name of Investment Committee Member	Dollar Range of Equity Securities in the Master Fund(1)
Daniel R. Gilbert	None
Richard B. Saltzman	None
Mark M. Hedstrom	None
Kevin P. Traenkle	None
Robert C. Gatenio	None
Brett S. Klein	None
Sujan S. Patel	None

(1)
Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000, or over $1,000,000.

Other Information
Additional information regarding the portfolio managers of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Fund and the Master Fund” in the Feeder Fund’s prospectus included in the Feeder Fund Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 22.   BROKERAGE ALLOCATION AND OTHER PRACTICES.
A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage Allocation” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 23.   TAX STATUS.
Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Material U.S. Federal Income Tax Considerations” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 24.   FINANCIAL STATEMENTS.
The Master Fund issues a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.
An independent registered public accounting firm for the Master Fund performs an annual audit of the Master Fund’s financial statements. The Board has engaged PricewaterhouseCoopers LLP, located at 300 Madison Avenue, New York, NY 10017, to serve as the Master Fund’s independent registered public accounting firm.
For accounting purposes, the Master Fund’s fiscal year will end on December 31. The Master Fund’s tax year will end on December 31.

NORTHSTAR CORPORATE INCOME MASTER FUND

INDEX TO THE FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Trustees and Shareholders of
NorthStar Corporate Income Master Fund and subsidiary
In our opinion, the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, and the related consolidated statements of operations, of changes in net assets, and of cash flows present fairly, in all material respects, the financial position of the NorthStar Corporate Income Master Fund and subsidiary (the “Master Fund”) as of December 31, 2016, the results of its operations, the changes in its net assets and its cash flows for the period from February 25, 2016 (commencement of operations) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities as of December 31, 2016 by correspondence with the custodian and brokers, provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, NY
March 1, 2017

NorthStar Corporate Income Master Fund and Subsidiary

Consolidated Schedule of Investments
As of December 31, 2016
Portfolio Company(a)	Footnotes	Industry(b)	Rate(c)	Floor(d)	Stated Maturity	Principal Amount	Amortized Cost(e)	Fair Value(f)
Senior Secured Loans - First Lien — 48.4%
Aspect Software, Inc.	(g)	Software	L+1000	1.00%	5/25/20	$39,500	$39,229	$39,566
CBAC Borrower, LLC	(g)	Entertainment	L+700	1.25%	7/2/20	99,248	96,513	99,621
Cunningham Lindsey U.S., Inc.	(g)	Insurance	L+375	1.25%	12/10/19	76,887	64,646	64,989
David’s Bridal, Inc.	(g)	Retail	L+400	1.25%	10/11/19	77,500	71,819	68,749
KIK Custom Products, Inc.	(g)	Household Products/Wares	L+500	1.00%	8/26/22	77,607	76,236	78,480
Laureate Education, Inc.	(g)	Commercial Services	L+800		3/17/21	101,697	99,822	102,269
Opal Acquisition, Inc.	(g)	Healthcare-Services	L+400	1.00%	11/27/20	77,448	70,985	74,156
Pinnacle Holdco S.a.r.l	(g) (h)	Oil & Gas Services	L+350	1.25%	7/30/19	76,899	60,214	62,192
St. Georges University	(g)	Commercial Services	L+525	1.00%	7/6/22	76,531	75,457	77,711
Syncreon Group Hldgs B V	(g)	Transportation	L+425	1.00%	10/28/20	76,905	68,969	69,311
Total Senior Secured Loans - First Lien							723,890	737,044
Senior Secured Loans - Second Lien — 23.5%
Asurion, LLC	(i)	Insurance	L+750	1.00%	3/3/21	50,000	49,021	50,922
CTI Foods Holding Co., LLC	(g)	Food	L+725	1.00%	6/28/21	77,500	70,066	69,750
DTZ U.S. Borrower, LLC	(g)	Real Estate	L+825	1.00%	11/4/22	6,596	6,659	6,615
Greenway Medical Technologies, Inc.	(g)	Software	L+825	1.00%	11/4/21	77,500	70,408	75,175
Renaissance Learning, Inc.	(g)	Software	L+700	1.00%	4/11/22	77,500	72,969	76,596
USAGM HoldCo, LLC	(g)	Commercial Services	L+850	1.00%	7/28/23	77,500	73,036	78,662
Total Senior Secured Loans - Second Lien							342,159	357,720
Senior Secured Bonds — 4.2%
TRU Taj Finance Inc.	(j)	Retail	12.00%		8/15/21	65,000	62,488	63,944
Total Senior Secured Bonds							62,488	63,944
Unsecured Debt — 17.4%
Greatbatch Ltd.	(j)	Healthcare-Products	9.13%		11/1/23	78,000	79,015	77,805
Lonestar Intermediate Super Holdings, LLC	(i)	Insurance	L+900	1.00%	8/31/21	50,000	49,519	51,625
Ltf Merger Sub Inc.	(j)	Leisure Time	8.50%		6/15/23	60,000	60,000	62,025
Monitronics International Inc.		Commercial Services	9.13%		4/1/20	78,000	66,512	73,612
Total Unsecured Debt							255,046	265,067
TOTAL INVESTMENTS — 93.5%							$1,383,583	$1,423,775
OTHER ASSETS AND LIABILITIES - NET — 6.5%								99,524
NET ASSETS — 100.0%								$1,523,299

Refer to accompanying notes to consolidated financial statements.

(a)
Security may be an obligation of one or more entities affiliated with the named company. Unless otherwise specified, each company’s headquarters or principal place of business is located in the United States.

(b)
Industry classification information is based on the Global Industry Classification Standard (“GICS”).

(c)
Certain variable rate securities in NorthStar Corporate Income Master Fund and Subsidiary’s (the “Master Fund”) portfolio bear interest at a rate determined by a publicly disclosed base rate, such as the London Interbank Offered Rate (“L” or “LIBOR”), plus a basis point spread.

(d)
Represents a minimum interest rate for respective base interest rate index when determining the total interest rate.

(e)
Amortized cost represents the acquisition cost adjusted for the amortization of premiums and/or accretion of discounts, as applicable, on investments.

(f)
Fair value is determined by the Valuation Committee of the Master Fund, and approved by the Master Fund’s Board of Trustees. For information on the Master Fund’s policy regarding valuation of investments, fair value hierarchy levels and other significant accounting policies, please refer to Note 2.

(g)
The interest rate on these loans is subject to a base rate plus three-month LIBOR. As the interest rate is subject to a minimum LIBOR floor which was greater than the three-month LIBOR rate of 1.00% at December 31, 2016, the prevailing rate in effect as of December 31, 2016 was the base rate plus the LIBOR floor.

(h)
The Company’s headquarters or principal place of business is in Luxembourg.

(i)
The interest rate on these loans is subject to a base rate plus one-month LIBOR. As the interest rate is subject to a minimum LIBOR floor which was greater than the one-month LIBOR rate of 0.77% at December 31, 2016, the prevailing rate in effect as of December 31, 2016 was the base rate plus the LIBOR floor.

(j)
Represents a security registered under Regulation S. Bonds sold under Regulation S may not be offered, sold or delivered within the U.S., or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Refer to accompanying notes to consolidated financial statements.

NorthStar Corporate Income Master Fund and Subsidiary

Consolidated Statement of Assets and Liabilities
As of December 31, 2016
Assets:
Investments, at fair value
Unaffiliated issuers (amortized cost of $1,383,583)	$1,423,775
Cash	397,792
Receivable for investments sold	50,188
Interest receivable	13,807
Total assets	1,885,562
Liabilities:
Administrative services expense payable	106,728
Professional fees payable	84,847
Accounting and administrative fee payable	81,363
Payable for investments purchased	49,875
Management fee payable	21,163
Accrued expenses and other liabilities	18,287
Total liabilities	362,263
Net assets	$1,523,299
Commitments and Contingencies (Note 10)
Composition of Net Assets:
Common shares, par value $0.001 per share (unlimited shares authorized, 222,222 shares issued and outstanding)	$222
Paid-in capital in excess of par value	1,999,778
Net investment loss	(553,969)
Net realized gain on investments	37,076
Net unrealized appreciation on investments	40,192
Net assets	$1,523,299
Net asset value per share	$6.85

Refer to accompanying notes to consolidated financial statements.

NorthStar Corporate Income Master Fund and Subsidiary

Consolidated Statement of Operations
For the period from February 25, 2016* through December 31, 2016
Investment Income:
Interest income	$72,178
Total investment income	72,178
Expenses:
Trustees’ fees	233,475
Accounting and administrative fee	138,853
Administrative services expense	106,728
Professional fees	101,210
Other expenses	24,718
Management fees	21,163
Total expenses	626,147
Net investment loss	(553,969)
Realized and Unrealized Gain:
Net realized gain on investment transactions	37,076
Net change in unrealized appreciation on investments	40,192
Total net realized and unrealized gain on investments	77,268
Net decrease in net assets resulting from operations	$(476,701)

*
Commencement of Operations

Refer to accompanying notes to consolidated financial statements.

NorthStar Corporate Income Master Fund and Subsidiary

Consolidated Statement of Changes in Net Assets
For the period from February 25, 2016* through December 31, 2016
Decrease in net assets resulting from operations:
Net investment loss	$(553,969)
Net realized gain on investment transactions	37,076
Net change in unrealized appreciation on investments	40,192
Net decrease in net assets resulting from operations	(476,701)
Capital transactions:
Issuance of common shares (222,222 shares) (Note 3)	2,000,000
Net increase in net assets resulting from capital transactions	2,000,000
Total increase in net assets	1,523,299
Net assets at beginning of period	—
Net assets at end of period	$1,523,299
Net investment loss	$(553,969)

*
Commencement of Operations

Refer to accompanying notes to consolidated financial statements.

NorthStar Corporate Income Master Fund and Subsidiary

Consolidated Statement of Cash Flows
For the period from February 25, 2016* through December 31, 2016
Cash flows from operating activities:
Net decrease in net assets resulting from operations	$(476,701)
Adjustments to reconcile net decrease in net assets resulting from operations:
Purchases of investments	(5,287,326)
Proceeds from sales of investments and principal repayments	3,950,784
Net realized gain from investment transactions	(37,076)
Net change in unrealized appreciation on investments	(40,192)
Amortization of premium and accretion of discount, net	(9,965)
Decrease in operating assets:
Receivable for investments sold	(50,188)
Interest receivable	(13,807)
Increase in operating liabilities:
Administrative services expense payable	106,728
Professional fees payable	84,847
Accounting and administrative fee payable	81,363
Payable for investments purchased	49,875
Management fee payable	21,163
Accrued expenses and other liabilities	18,287
Net cash used in operating activities	(1,602,208)
Cash flows from financing activities:
Issuance of common shares (Note 3)	2,000,000
Net cash provided by financing activities	2,000,000
Net increase in cash	397,792
Cash, beginning of period	—
Cash, end of period	$397,792

*
Commencement of Operations

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR CORPORATE INCOME MASTER FUND AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
Business and Organization

NorthStar Corporate Income Master Fund (the “Fund”) was organized as a Delaware statutory trust on July 23, 2015. The Fund’s investment objective is to offer an attractive total return while maximizing current income and capital appreciation consistent with the preservation of capital.
The Fund commenced operations on February 25, 2016, when the registration statements of NorthStar Corporate Income Fund (the “Corporate Fund”), and NorthStar Corporate Income Fund-T (“Corporate Fund-T”) (collectively, the “Corporate Funds”), whose principal investment strategy is identical to the Fund’s, were declared effective by the Securities and Exchange Commission (the “SEC”).
The Fund is externally managed by NSAM B-CEF Ltd., a Bermuda exempt company (the “Advisor”) which is a registered investment advisor under the Investment Advisors Act of 1940, as amended, (the “Advisors Act”). The Advisor is an affiliate of NorthStar Asset Management Group Inc. (“NorthStar”), which sponsors other public companies that raise capital through the retail market. The Fund and the Advisor engaged OZ Institutional Credit Management LP (“OZ Credit Management” or the “Sub-Advisor”) which is a registered investment advisor under the Advisors Act, to serve as the Sub-Advisor. The Sub-Advisor is an affiliate of Och-Ziff Capital Management Group LLC. On January 27, 2017, the Fund and Corporate Funds announced that OZ Credit Management was no longer the Sub-Advisor. The Advisor is now responsible for all duties formerly performed by the Sub-Advisor.
On January 10, 2017, pursuant to a merger agreement between NorthStar, NorthStar Realty Finance Corp. (“NorthStar Realty”) and Colony Capital Inc. (“Colony”), dated as of June 2, 2016 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), NorthStar, NorthStar Realty and Colony merged into Colony NorthStar, Inc. (NYSE: CLNS or “Colony NorthStar”) through a series of merger transactions (the “Mergers”). As a result of the Mergers, Colony NorthStar is a diversified equity real estate investment trust (“REIT”) with an embedded institutional and retail investment management business. In addition, following the Mergers, the Advisor is a subsidiary of Colony NorthStar.
On January 31, 2017, the Advisor was re-domiciled as a Delaware limited liability company and renamed CNI CCEF Advisors, LLC.
The Fund is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as a non-diversified, closed-end management investment company that intends to elect to be treated for federal income tax purposes as a C-corporation for the period ended December 31, 2016. The Fund intends to qualify annually thereafter, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Refer to Note 2 and Note 5 for further details on income taxes.
Pursuant to an administration agreement (“Administration Agreement”) entered into by the Corporate Funds and the Fund with State Street Bank and Trust Company (the “Administrator”), the Administrator provides the Fund with financial accounting and reporting, net asset value calculation, post-trade compliance, and treasury services. On January 19, 2017, the Fund notified the Administrator that the last day of service pursuant to the Administration Agreement will be April 18, 2017. The Advisor will assume responsibilities for all duties performed by the Administrator after this date.
The Fund makes some of its investments through NorthStar Corporate Income Fund (Cayman) Ltd., the wholly owned subsidiary (the “Subsidiary”). The Subsidiary was formed on January 29, 2016 as a Cayman Island exempted limited company that is a wholly owned subsidiary of the Fund. The Fund generally gains access to certain newly issued Regulation S securities through the Subsidiary. Regulation S securities are securities of U.S. and non-U.S. issuers that are issued to non-U.S. persons through offerings made pursuant to Regulation S of the Securities Act of 1933, as amended, or the Securities Act. The consolidated financial statements include the accounts of the Fund and the Subsidiary (together, the “Master Fund”). As of December 31, 2016, the Subsidiary had $151,294 in net assets, representing 9.93% of the Master Fund’s net assets.

NORTHSTAR CORPORATE INCOME MASTER FUND AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements of the Master Fund have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Master Fund is considered an investment company under U.S. GAAP and follows the accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 946 Financial Services — Investment Companies.
Principles of Consolidation
The consolidated financial statements of the Master Fund include the accounts of the Fund and the Subsidiary. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the Master Fund’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.
Cash
Cash as of December 31, 2016 represents cash held in custody at State Street Bank and Trust Company in bank deposit accounts that, at times, may exceed federally insured limits.
Valuation of Portfolio Investments
The Master Fund determines the fair value of its investment portfolio as of the close of each regular trading session of the New York Stock Exchange. The Master Fund calculates the net asset value (“NAV”) of its common shares of beneficial interest, by subtracting total liabilities (including accrued expenses or distributions) from the total assets of the Master Fund (the value of securities, plus cash or other assets, including interest and distributions accrued but not yet received) and dividing the result by the total number of outstanding common shares of the Master Fund. The Master Fund’s assets and liabilities are valued in accordance with the principles set forth below.
The Master Fund’s board of trustees (the “Board”) has approved the Master Fund’s Valuation Policies and Procedures (the “Valuation Policies and Procedures”) and the formation of a valuation committee (the “Valuation Committee”) which consists of personnel from the Advisor. The Valuation Committee values the Master Fund’s assets in good faith pursuant to the Valuation Policies and Procedures and applies a consistent valuation process, which was developed by the Advisor and approved by the Board. Portfolio securities and other assets for which market quotes are readily available will be valued at market value as provided by an independent pricing source. In circumstances where market quotes are not readily available, the Board has adopted the Valuation Policies and Procedures for determining the fair value of such securities and other assets, and has delegated the responsibility for applying the valuation methods to the Valuation Committee. On a quarterly basis, the audit committee of the Board reviews the valuation determinations made with respect to the Master Fund’s investments during the preceding quarter and evaluate whether such determinations were made in a manner consistent with the Master Fund’s Valuation Policies and Procedures. The Board reviews and ratifies such value determinations.
Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, (“ASC Topic 820”), issued by FASB, clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Refer to Note 7 for further discussion on fair value measurement. In

NORTHSTAR CORPORATE INCOME MASTER FUND AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

accordance with ASC Topic 820, when determining the fair value of an asset or liability, the Valuation Committee seeks to determine the price that would be received from the sale of the asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value determinations are based upon all available inputs that the Valuation Committee deems relevant, which may include indicative dealer quotes, independent third party pricing vendors, values of like securities, recent portfolio company financial statements and forecasts, and valuations prepared by third party valuation services. However, determination of fair value involves subjective judgments and estimates. Accordingly, the notes to the Master Fund’s consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on the Master Fund’s consolidated financial statements.
The Master Fund expects that its portfolio may consist of securities listed or traded on a recognized securities exchange or automated quotation system (“Exchange-Traded Security”) or securities traded on a privately negotiated OTC secondary market for institutional investors for which indicative dealer quotes are available, (“OTC Security”). For purposes of calculating NAV, the Valuation Committee uses the following valuation methods:
•
The market value of each Exchange-Traded Security is the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such security is traded.

•
If no sale is reported for an Exchange-Traded Security on the valuation date or if a security is an OTC Security, the Master Fund will value such security using quotations obtained from an independent third-party pricing service, which provides prevailing bid and ask prices that are screened for validity by the service from dealers on the valuation date. For investments for which a third-party pricing service is unable to obtain quoted prices, the Master Fund obtains bid and ask prices directly from dealers who make a market in such securities. Generally, securities are valued at the mid-point of the average bid and ask prices obtained from such sources.

•
To the extent that the Master Fund holds investments for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, the Master Fund will value such investments at fair value as determined in good faith by the Valuation Committee in accordance with the Master Fund’s Valuation Policies and Procedures and pursuant to authority delegated by the Master Fund’s Board as described above. In making such determination, the Valuation Committee may rely upon valuations obtained from an independent valuation firm.

In making its determination of fair value, the Valuation Committee may use independent third-party pricing or valuation services; provided that the Valuation Committee shall not be required to determine fair value in accordance with the valuation provided by any single source, and the Valuation Committee shall retain the discretion to use any relevant data, including information obtained from any independent third-party valuation or pricing service, that the Valuation Committee deems to be reliable in determining fair value under the circumstances.
Below is a description of factors that may be considered when valuing securities for which no active secondary market exists.
Valuation of fixed income investments, such as loans and debt securities, depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, call features, put features and other relevant terms of the debt. For investments without readily available market prices, these factors may be incorporated into discounted cash flow models to arrive at fair value. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the portfolio company in relation to the face amount of its outstanding debt and the quality of collateral securing the Master Fund’s debt investments.
The valuation of securities may consider other factors such as private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party

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investments in the portfolio companies, the acquisition price of such investment or industry practices in determining fair value. Size and scope of a portfolio company and its specific strengths and weaknesses, as well as any other factors deemed relevant in assessing fair value, may also be considered.
If the Master Fund receives warrants or other equity securities at nominal or no additional cost in connection with an investment in a debt security, the cost basis in the investment will be allocated between the debt securities and any such warrants or other equity securities received at the time the investment is made. Such warrants or other equity securities will subsequently be valued at fair value.
Portfolio securities that carry certain restrictions on sale will typically be valued at a discount from the public market value of the security, where applicable.
If events materially affecting the price of foreign portfolio securities occur between the time when their price was last determined on such foreign securities exchange or market and the time when the Master Fund’s NAV was last calculated (for example, movements in certain U.S. securities indices which demonstrate strong correlation to movements in certain foreign securities markets), fair value for such securities may be determined in good faith in accordance with procedures established by the Board. For purposes of calculating NAV, all assets and liabilities initially expressed in foreign currencies are converted into U.S. dollars at prevailing exchange rates as may be determined in good faith by Valuation Committee, under the supervision of the Board.
Revenue Recognition
Security transactions are accounted for on their trade date. The Master Fund records interest income on an accrual basis to the extent that it expects to collect such amounts. The Master Fund does not accrue a receivable for interest on loans and securities if the collectability of such income is not reasonably assured. Loan origination fees, original issue discount, and market discount (market premium) are capitalized and such amounts are accreted (amortized) as interest income (interest expense) over the respective term of the loan or security. Upon the prepayment of a loan or security, any unamortized loan origination fees and original issuance discount are recorded as income. The Master Fund will record prepayment premiums on loans and securities as fee income when it receives such amounts.
Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation
Gains or losses on the sale of investments are calculated by using the specific identification method. The Master Fund measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment including any unamortized upfront fees. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period.
Organization and Offering Costs
Organization costs include, among other things, the cost of formation, including the cost of legal services and other fees pertaining to the Master Fund’s organization. Offering costs include, among other things, legal, accounting, printing and other costs pertaining to the preparation of the Master Fund’s Registration Statement on Form N-2 related to the public offering of its common shares.
Pursuant to the Master Fund’s advisory agreement (“Advisory Agreement”), the Advisor and Sub-Advisor, either directly or through their affiliates, will be entitled to receive equal reimbursement for costs each has paid on behalf of the Master Fund in connection with the offering. The Master Fund will be obligated to reimburse the Advisor and Sub-Advisor, or their affiliates, as applicable, for organization and offering costs (“O&O costs”) to a limit of 1.0% of the aggregate proceeds from the offering. The Master Fund estimates that the O&O costs will be de minimis as Master Fund shares are not being offered directly to the public. The Master Fund records O&O costs each period based upon an allocation determined by the expectation of total O&O costs to be reimbursed. The offering costs incurred directly by the Master Fund

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are accounted for as a deferred charge and are amortized over 12 months on a straight-line basis. Organization costs incurred directly by the Master Fund are expensed as incurred. As of December 31, 2016, the Advisor and Sub-Advisor incurred approximately $0.3 million of O&O costs on behalf of the Master Fund. For the period from February 25, 2016 (commencement of operations) through December 31, 2016, there were no proceeds raised from the offering and no O&O costs were allocated to the Master Fund. On January 27, 2017, the Corporate Funds announced that OZ Credit Management was no longer the Sub-Advisor. The Advisor is now responsible for all duties formerly performed by the Sub-Advisor.
Income Taxes
The Master Fund intends to elect to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. To maintain qualification as a RIC, the Master Fund must, among other things, meet certain source-of-income and asset diversification requirements and distribute to their respective shareholders, for each taxable year, at least 90% of its “investment company taxable income” and its net tax-exempt interest income. In general, a RIC’s “investment company taxable income” for any taxable year is its taxable income, determined without regard to net capital gains and with certain other adjustments. As a RIC, the Master Fund will not have to pay corporate-level federal income taxes on any income that it distributes to its shareholders. The Master Fund intends to distribute all or substantially all of their “investment company taxable income,” net tax-exempt interest income (if any) and net capital gains (if any) on an annual basis in order to maintain their RIC status each year and to avoid any federal income taxes on income. The Master Fund will also be subject to nondeductible federal excise taxes if it does not distribute at least 98.0% of net ordinary income (if any), and 98.2% of any capital gain net income (if any).
For the taxable period February 25, 2016 (commencement of operations) through December 31, 2016, the Master Fund is qualified to elect RIC status on its federal income tax return, however, it will file as a C-corporation. If applicable, the Master Fund will record any applicable income tax expense or benefit on its consolidated Statement of Operations or deferred tax assets and liabilities on its consolidated Statement of Assets and Liabilities. Refer to Note 5 for further information regarding income taxes.
Uncertainty in Income Taxes
The Master Fund evaluates its tax positions to determine if the tax positions taken meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the consolidated financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Master Fund recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the consolidated Statement of Operations. During the period from February 25, 2016 (commencement of operations) through December 31, 2016, the Master Fund did not incur any interest or penalties.
Distributions
Distributions to the Master Fund’s shareholders are recorded as of the record date. Subject to the discretion of the Master Fund’s Board and applicable legal restrictions, the Master Fund intends to authorize and declare ordinary cash distributions on a bi-monthly basis and pay such distributions on a monthly basis. From time to time, the Master Fund intends to authorize and declare special cash distributions of net long-term capital gains, if any, and any other income, gains and dividends and other distributions not previously distributed. During the period from February 25, 2016 (commencement of operations) through December 31, 2016, distributions were neither declared nor paid.

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New Accounting Standards
In October 2016, the U.S. Securities and Exchange Commission adopted new rules and amended existing rules (together, “final rules”) intended to modernize the reporting and disclosure of information by registered investment companies. In part, the final rules amend Regulation S-X and require standardized, enhanced disclosure about derivatives in investment company financial statements, as well as other amendments. The compliance date for the amendments to Regulation S-X is August 1, 2017. Compliance with the requirements of these final rules, as they relate to Form N-CEN must occur by June 1, 2018, with the compliance date for Form N-PORT being June 1, 2018 or June 1, 2019, depending on the net assets of the fund family. Management is currently assessing the impact of this rule to the Master Fund’s consolidated financial statements and other filings.
3.
Share Transactions

Prior to commencement of operations, affiliates of NorthStar and OZ Credit Management purchased 222,222 shares of the Master Fund for proceeds of  $2,000,000. Refer to Note 4 for further details.
The Master Fund will repurchase common shares held by the Corporate Fund and Corporate Fund-T to the extent necessary to accommodate share repurchase requests under each of the Corporate Fund’s share repurchase program. During the period from February 25, 2016 (commencement of operations) through December 31, 2016, the Master Fund did not repurchase any of its common shares in connection with the Corporate Fund’s share repurchase programs.
4.
Related Party Transactions

Compensation of the Advisor and Sub-Advisor
Pursuant to the Master Fund’s Advisory Agreement, and in consideration of the advisory services provided by the Advisor to the Master Fund, the Advisor is entitled to a fee consisting of two components — the management fee (“Management Fee”) and the incentive fee (“Incentive Fee”). The Sub-Advisor is responsible for the day-to-day identification, recommendation, management and monitoring of investments for the Master Fund’s portfolio, subject to the investment criteria determined and approved from time to time by the Advisor at its sole discretion.
The Corporate Funds will not incur a separate Management Fee or Incentive Fee under the Corporate Funds’ Advisory Agreement for so long as the Corporate Funds’ have a policy to invest all or substantially all of their net assets in the Master Fund, but the Corporate Funds and shareholders will be indirectly subject to the Management Fee and Incentive Fee.
The Advisor and Sub-Advisor are to each be reimbursed by the Master Fund, as applicable, for actual costs incurred in connection with providing administrative services to the Master Fund. Allocation of the cost of such services to the Master Fund may be based on objective factors such as total assets, revenues and/or time allocations. For the period from February 25, 2016 (commencement of operations) through December 31, 2016, the amounts of administrative services expense incurred and payable were $106,728. For the period from February 25, 2016 (commencement of operations) through December 31, 2016, the amounts of sub-advisory expenses incurred and payable were approximately $8,000, which are included in other expenses on the Master Fund’s consolidated Statement of Operations and accrued expense and other liabilities on the Master Fund’s consolidated Statement of Assets and Liabilities, respectively.
On January 27, 2017, the Fund and Corporate Funds announced that OZ Credit Management was no longer the Sub-Advisor. The Advisor is now responsible for all duties formerly performed by the Sub-Advisor.
Management Fee
The Management Fee is calculated and payable quarterly in arrears at the annual rate of 2.0% of the Master Fund’s average gross assets, excluding cash and cash equivalents, at the end of the two most recently

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completed calendar quarters (and, in the case of the Master Fund’s first quarter, the gross assets excluding cash and cash equivalents as of such quarter-end). The Management Fee may or may not be taken in whole or in part at the discretion of the Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter as the Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated. The Master Fund’s sub-advisory agreement (the “Sub-Advisory Agreement”) provides that OZ Credit Management will receive a portion of the Management Fee and Incentive Fee payable to the Advisor under the Master Fund’s Advisory Agreement. On an annualized basis, the Sub-Advisor will be paid 50.0% of all fees payable to the Advisor under the Master Fund’s Advisory Agreement with respect to each year, which fees are payable to the Advisor quarterly in arrears. For the period from February 25, 2016 (commencement of operations) through December 31, 2016, the amounts of management fees incurred and payable was $21,163 at December 31, 2016.
On January 27, 2017, the Fund and Corporate Funds announced that OZ Credit Management was no longer the Sub-Advisor. The Advisor is now responsible for all duties formerly performed by the Sub-Advisor.
Incentive Fee
The Incentive Fee is calculated and payable quarterly in arrears based upon the Master Fund’s “pre- incentive fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, measured quarterly and expressed as a rate of return on the Master Fund’s “adjusted capital” after making appropriate adjustments for subscriptions (which shall include all issuances of common shares, including issuances pursuant to the distribution reinvestment plan) and share repurchases that occurred during the quarter, equal to 1.75% per quarter (7.00% annualized), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Master Fund’s operating expenses for the quarter (including the Management Fee, expenses reimbursed to the Advisor under the Master Fund’s Advisory Agreement and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the offering and organization expenses and the Incentive Fee). Pre-incentive fee net investment income will include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that the Master Fund has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. “Adjusted capital” means the cumulative gross proceeds received by the Master Fund from the sale of Master Fund shares (including pursuant to the Master Fund’s distribution reinvestment plan), reduced by distributions to investors that represent a return of capital and amounts paid in connection with repurchases of Master Fund shares pursuant to the Master Fund’s share repurchase program. The calculation of the Incentive Fee for each quarter will be as follows:
•
No Incentive Fee will be payable in any calendar quarter in which the Master Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 1.75%;

•
100.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) will be payable to the Advisor. This portion of the Master Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 2.1875% is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Advisor with an incentive fee of 20.0% on all of the Master Fund’s pre-incentive fee net investment income when the Master Fund’s pre-incentive fee net investment income reaches 2.1875% in any calendar quarter; and

•
20.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (20.0% of all the Master Fund’s pre-incentive fee net investment income thereafter is allocated to the Advisor).

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For the period from February 25, 2016 (commencement of operations) through December 31, 2016, no incentive fee was incurred.
Distribution Support Agreement
Pursuant to a distribution support agreement (the “Distribution Support Agreement”) between the Master Fund and NorthStar Realty, a publicly-traded REIT managed by an affiliate of the Advisor, and OZ Corporate Investors, LLC (“OZ Corporate”), an affiliate of the Sub-Advisor, NorthStar Realty and OZ Corporate have each agreed to purchase up to $5.0 million in Master Fund shares, totaling $10.0 million in Master Fund shares, at the current NAV per share of the Master Fund, of which $1.0 million was contributed by each to the Master Fund as seed capital investments. During any calendar month when the Distribution Support Agreement is effective, if the cash distributions exceed the net investment income for such calendar month (“Distribution Shortfall”), NorthStar Realty and OZ Corporate will each purchase 50% of any shares required in order to cover the Distribution Shortfall up to an amount equal to a 7.0% cumulative, non-compounded annual return on the Master Fund’s shareholders’ invested capital prorated for such month.
Notwithstanding NorthStar Realty and OZ Corporate’s obligations pursuant to the Distribution Support Agreement, the Master Fund will not be required to pay distributions to the Master Fund shareholders, including the Corporate Funds. Distributions funded from offering proceeds pursuant to the Distribution Support Agreement may constitute a return of capital. The Distribution Support Agreement expires at the earlier of: a) two years from the date on which the Corporate Funds commence the offering; b) the date upon which neither the Advisor nor its affiliate is serving as the Master Fund’s Advisor; or c) the date upon which neither the Sub-Advisor nor its affiliate is serving as the Master Fund’s Sub-Advisor. For the period from February 25, 2016 (commencement of operations) through December 31, 2016, there was no distribution support provided by NorthStar Realty and OZ Corporate.
On February 23, 2017, the Distribution Support Agreement was amended with an affiliate of Colony NorthStar, assuming both NorthStar Realty’s and OZ Corporate’s obligations.
Capital Contribution by NorthStar and OZ Corporate
Prior to commencement of operations, affiliates of NorthStar Realty and OZ Corporate each contributed $1,000,000 to purchase 111,111 common shares of the Master Fund at a price of  $9.00 per share.
5.
Income Tax Information

The components of the deferred tax asset as of December 31, 2016, for the Master Fund as a C-corporation, consist of the following:
December 31, 2016
Deferred tax asset
Net loss carry forwards	$206,757
Net unrealized gain on investments	(16,077)
Total deferred tax asset	190,680
Less: Valuation allowance	(190,680)
Net deferred taxes	$—

At December 31, 2016, the Master Fund had total net operating and capital loss carry forwards of approximately $0.5 million for federal income tax purposes available to offset future taxable income. The loss carry forwards can be carried forward 20 years and will expire in 2036.

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A reconciliation of the federal tax rate to the Master Fund’s effective income tax rate is as follows:
December 31, 2016
Tax at federal statutory rate	35.0%
State and local rate	5.0%
Total	40.0%
Valuation allowance	(40.0)%
Provision for taxes	0.0%

At December 31, 2016, the cost basis of investments for Federal income tax purposes was substantially the same as the cost basis per U.S. GAAP. At December 31, 2016, gross unrealized appreciation and depreciation on investments for Federal income tax purposes were $44,832 and $4,640, respectively.
6.
Investment Portfolio

The following table summarizes the composition of the Master Fund’s investment portfolio at cost and fair value as of December 31, 2016:
	December 31, 2016
	Amortized Cost(1)	Fair Value	Percentage of Portfolio
Senior Secured Loans - First Lien	$723,890	$737,044	51.8%
Senior Secured Loans - Second Lien	342,159	357,720	25.1%
Senior Secured Bonds	62,488	63,944	4.5%
Unsecured Debt	255,046	265,067	18.6%
	$1,383,583	$1,423,775	100.0%

(1)
Amortized cost represents the original cost adjusted for the amortization of premiums and/or accretion of discounts, as applicable, on investments.

Purchase and sales of securities for the period from February 25, 2016 (commencement of operations) through December 31, 2016, other than short-term securities and U.S. government obligations, aggregated $5,287,326 and $3,950,784, respectively.
As of December 31, 2016, the Master Fund does not “control” and is not an “affiliate” of any of its portfolio companies, each as defined in the 1940 Act. In general, under the 1940 Act, the Master Fund would be presumed to “control” a portfolio company if it owned 25% or more of its voting securities and would be an “affiliate” of a portfolio company if it owned 5% or more of its voting securities.
The Master Fund’s investment portfolio may contain loans that are in the form of lines of credit or revolving credit facilities, which require the Master Fund to provide funding when requested by portfolio companies in accordance with the terms of the underlying loan agreements. The Master Fund will maintain sufficient cash on hand to fund any such unfunded commitments should the need arise. As of December 31, 2016, the Master Fund held no such investments.

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The table below describes investments by industry classification and enumerates the percentage, by fair value, of the total portfolio assets in such industries as of December 31, 2016:
	December 31, 2016
Industry Classification	Fair Value	Percentage of Portfolio
Commercial Services	$332,254	23.2%
Entertainment	99,621	7.0%
Food	69,750	4.9%
Healthcare-Products	77,805	5.5%
Healthcare-Services	74,156	5.2%
Household Products/Wares	78,480	5.5%
Insurance	167,536	11.8%
Leisure Time	62,025	4.4%
Oil & Gas Services	62,192	4.4%
Real Estate	6,615	0.5%
Retail	132,693	9.3%
Software	191,337	13.4%
Transportation	69,311	4.9%
	$1,423,775	100.0%

The table below describes the geographic concentration of the Master Fund’s investment portfolio and enumerates the percentage, by fair value, of the total portfolio assets in such geographic locations as of December 31, 2016:
	December 31, 2016
Geographic Location(1)	Fair Value	Percentage of Portfolio
United States	$1,361,583	95.6%
Luxembourg	62,192	4.4%
	$1,423,775	100.0%

(1)
Geographic location based on the portfolio company’s headquarters or principal place of business.

7.
Fair Value of Financial Instruments

Under ASC Topic 820, fair value is defined as the price that the Master Fund would receive upon selling an asset or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC Topic 820 emphasizes that valuation techniques should maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Master Fund. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances. The Master Fund classifies the inputs used to measure these fair values into the following hierarchy as defined by current accounting guidance:
Level 1  —
observable inputs such as quoted prices in active markets;

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Level 2  —
includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and

Level 3  —
unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
As of December 31, 2016, the Master Fund’s investments were categorized as follows in the fair value hierarchy:
Assets:	Level 1	Level 2	Level 3	Total
Senior Secured Loans - First Lien	$—	$563,267	$173,777	$737,044
Senior Secured Loans - Second Lien	—	134,133	223,587	357,720
Senior Secured Bonds	—	63,944	—	63,944
Unsecured Debt	—	213,442	51,625	265,067
	$—	$974,786	$448,989	$1,423,775

The Master Fund’s investments as of December 31, 2016 consisted primarily of debt securities that are traded on a private over-the-counter market for institutional investors. Except as described below, the Master Fund valued its performing investments by using the midpoint of the prevailing bid and ask prices from dealers on the date of the relevant period end, which were provided by an independent third-party pricing service and screened for validity by such service. For non-performing or distressed investments, the Master Fund valued such investments by using the bid price.
The Master Fund periodically benchmarks the bid and ask prices it receives from the third-party pricing service and/or dealers against the actual prices at which the Master Fund purchases and sells its investments. Based on the results of the benchmark analysis and the experience of the Master Fund’s management in purchasing and selling these investments in other investment funds managed by the sponsors, the Master Fund believes that these prices are reliable indicators of fair value. The Master Fund may also use other methods, including the use of an independent third-party valuation service approved by the Board, to determine fair value for securities for which it cannot obtain prevailing bid and ask prices through independent third-party pricing services or independent dealers, or where the Board otherwise determines that the use of such other methods is appropriate. The Master Fund will periodically benchmark the valuations provided by the independent third-party valuation service against the actual prices at which the Master Fund purchases and sells its investments. The Master Fund’s Valuation Committee and Board reviewed the valuation determinations made with respect to these investments and determined that they were made in a manner consistent with the Master Fund’s valuation process.

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The following is reconciliation for the period from February 25, 2016 (commencement of operations) through December 31, 2016 of investments for which significant unobservable inputs (Level 3) were used to determine fair value.
As of December 31, 2016:
	Senior Secured - First Lien	Senior Secured - Second Lien	Unsecured Debt	Total
Fair Value at beginning of period	$—	$—	$—	$—
Purchases	166,991	285,975	49,500	502,466
Accretion of discount (amortization of premium)	1,061	1,160	19	2,240
Paid-in-kind interest	—	—	—	—
Sales and redemptions	(554)	(75,175)	—	(75,729)
Net realized gain	—	1,550	—	1,550
Net change in unrealized appreciation	6,279	10,077	2,106	18,462
Transfers in to Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2016	$173,777	$223,587	$51,625	$448,989
The amount of total gains or losses for the period included in changes in net assets attributable to the change in unrealized gains or losses relating to investments still held at the reporting date	$6,279	$10,077	$2,106	$18,462

The valuation techniques and significant unobservable inputs used in recurring Level 3 fair value measurements as of December 31, 2016 are as follows:
Type of Investment	Fair Value at December 31, 2016	Valuation Technique	Unobservable Input	Range	Weighted Average
Senior Secured Loans - First Lien	$173,777	Priced via Pricing Service	Not Applicable	Not Applicable	Not Applicable

Senior Secured Loans - Second Lien	223,587	Priced via Pricing Service	Not Applicable	Not Applicable	Not Applicable
Unsecured Debt	51,625	Priced via Pricing Service	Not Applicable	Not Applicable	Not Applicable
	$448,989

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8.
Risks Involved in Investing in the Master Fund

Investing in the Master Fund involves risks, including, but not limited to, those set forth below. The risks described below are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Master Fund. For a more complete discussion of the risks of investing in the Master Fund, see the section entitled “Types of Investments and Related Risks” in the Corporate Funds’ prospectuses and the Corporate Funds’ and the Master Fund’s other filings with the SEC.
Credit Risk
The Master Fund’s debt investments are subject to the risk of non-payment of scheduled interest or principal by the borrowers with respect to such investments. Such non-payment would likely result in a reduction of income to the Master Fund and a reduction in the value of the debt investments experiencing non-payment.
Although the Master Fund may invest in investments that the Advisor believes are secured by specific collateral, the value of which may exceed the principal amount of the investments at the time of initial investment, there can be no assurance that the liquidation of any such collateral would satisfy the borrower’s obligation in the event of non-payment of scheduled interest or principal payments with respect to such investment, or that such collateral could be readily liquidated. In addition, in the event of bankruptcy of a borrower, the Master Fund could experience delays or limitations with respect to its ability to realize the benefits of the collateral securing an investment. Under certain circumstances, collateral securing an investment may be released without the consent of the Master Fund. Moreover, the Master Fund’s investments in secured debt may be unperfected for a variety of reasons, including the failure to make required filings by lenders, trustees or other responsible parties and, as a result, the Master Fund may not have priority over other creditors as anticipated. The Master Fund’s right to payment and its security interest, if any, may be subordinated to the payment rights and security interests of more senior creditors. Certain of these investments may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the investment. In this case, a portfolio company’s ability to repay the principal of an investment may be dependent upon a liquidity event or the long-term success of the company, the occurrence of which is uncertain.
Entities in which the Master Fund invests could deteriorate as a result of, among other factors, an adverse development in their business, a change in the competitive environment or an economic downturn. As a result, entities that the Master Fund expected to be stable may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or maintain their competitive position, or may otherwise have a weak financial condition or be experiencing financial distress.
Non-U.S. Securities Risk
Investments in certain securities and other instruments of non-U.S. issuers or borrowers, or non-U.S. securities, involve factors not typically associated with investing in the United States or other developed countries, including risks relating to: (i) differences between U.S. and non-U.S. securities markets, including potential price volatility in and relative illiquidity of some non-U.S. securities markets; the absence of uniform accounting, auditing and financial reporting standards, practices, and disclosure requirements; and less government supervision and regulation; (ii) other differences in law and regulation, including fewer investor protections, less stringent fiduciary duties, less developed bankruptcy laws and difficulty in enforcing contractual obligations; (iii) certain economic and political risks, including potential economic, political or social instability; exchange control regulations; restrictions on foreign investment and repatriation of capital, possibly requiring government approval; expropriation or confiscatory taxation; higher rates of inflation; and reliance on a more limited number of commodity inputs, service providers, and/or distribution mechanisms; and (iv) the possible imposition of local taxes on income and gains

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recognized with respect to securities and assets. The risks of investments in emerging markets, if any, including the risks described above, are usually greater than the risks involved in investing in more developed markets. Because non-U.S. securities may trade on days when the common shares are not priced, NAV may change at times when common shares cannot be sold.
Non-Diversified Risk
The Master Fund is classified as “non-diversified” investment company which means that the percentage of its assets that may be invested in the securities of a single issuer is not limited by the 1940 Act. As a result, the Master Fund’s investment portfolio may be subject to greater risk and volatility than if investments have been made in the securities of a broad range of issuers.
Liquidity Risk
Some securities held by the Master Fund may be difficult to sell, or illiquid, during times of market turmoil or otherwise. Illiquid securities may also be difficult to value. If the Master Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Master Fund may be forced to sell at a loss or at a price lower than it could have otherwise received.
Market Risk
In the normal course of business, the Master Fund invests in securities and enters into transactions where risks exist due to fluctuations in the market (market risk) or failure of the other party to a transaction to perform (credit and counterparty risk). The value of securities held by the Master Fund may decline in response to certain events, including those directly involving the companies whose securities are owned by the Master Fund; conditions affecting general economy; overall market changes; local, regional or global political, social or economic instability; and interest rate and price fluctuations.
9.
Financial Highlights

The following is a schedule of financial highlights for the period from February 25, 2016 (commencement of operations) through December 31, 2016:
For the period from February 25, 2016 (commencement of operations) through December 31, 2016
Per Share Data:
Net asset value, beginning of period	$9.00
Net investment loss(1)	(2.50)
Net gain on investment transactions	0.35
Net decrease in net assets resulting from operations	(2.15)
Net asset value, end of period	$6.85
Shares outstanding, end of period	222,222
Total return at net asset value(2)(3)(4)	(15.1)%
Ratio/Supplemental Data:
Net assets, end of period	$1,523,299
Ratio of net investment loss to average net assets(5)	(36.5)%
Ratio of total expenses to average net assets(5)	41.2%
Portfolio turnover rate(3)	264.3%

NORTHSTAR CORPORATE INCOME MASTER FUND AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1)
The per share data was derived by using the average number of common shares outstanding during the period from February 25, 2016 (commencement of operations) through December 31, 2016.

(2)
Total return is historical and is calculated by determining the percentage change in net asset value.

(3)
Not annualized.

(4)
Calculation represents the period from June 13, 2016 (commencement of investment operations) through December 31, 2016.

(5)
Annualized. Average net assets for the period from February 25, 2016 (commencement of operations) through December 31, 2016 are used for this calculation.

10.
Commitments and Contingencies

In the normal course of business, the Master Fund may enter into contracts that contain a variety of representations which provide general indemnifications. The Master Fund’s maximum exposure under the arrangements cannot be known; however, the Master Fund expects any risk of loss to be remote.
11.
Subsequent Events

The management of the Master Fund has evaluated events and transactions through March 1, 2017, the date on which the consolidated financial statements were issued, and has determined that there are no material events that would require adjustments to or disclosure in the Master Fund’s consolidated financial statements other than previously discussed in Note 1 and Note 4.

PART C.   OTHER INFORMATION
Item 25.   Financial Statements and Exhibits
(1)	Financial Statements NorthStar Corporate Income Master Fund For the period from February 25, 2016 (commencement of operations) through December 31, 2016:
Report of Independent Registered Public Accounting Firm.
Consolidated Schedule of Investments
Consolidated Statement of Assets and Liabilities
Consolidated Statement of Operations
Consolidated Statement of Changes in Net Assets
Consolidated Statement of Cash Flows
Notes to the Financial Statement.
(2)	Exhibits:
(a)(1)	Certificate of Trust of the Registrant.(2)
(a)(2)	Third Amended and Restated Declaration of Trust of the Registrant.(1)
(b)	Bylaws of the Registrant.(3)
(g)(1)	Master Fund Investment Advisory Agreement.(1)
(j)	Global Custody Agreement.(1)
(k)(1)	Form of Master Administration and Accounting Agreement.(4)
(k)(2)	Distribution Support Agreement.(1)
(k)(3)	Form of Agreement to Limit Reimbursements to Adviser.(3)
(k)(4)	Form of Transfer Agency Agreement.(5)
(n)(1)	Consent of Eversheds Sutherland (US) LLP.(4)
(n)(2)	Consent of Independent Registered Public Accounting Firm.(1)
(p)(1)	Seed Capital Investment Agreement.(4)
(r)(1)	Joint Code of Ethics of the Registrant and the Adviser.(1)

(1)
Filed herewith.

(2)
Incorporated by reference to the Registrant’s Registration Statement on Form N-2 (File No. 811-23118), filed on December 7, 2015.

(3)
Incorporated by reference to the Registrant’s Registration Statement on Form N-2 (File No. 811-23118), filed on January 21, 2016.

(4)
Incorporated by reference to the Registrant’s Registration Statement on Form N-2 (File No. 811-23118), filed on February 12, 2016.

(5)
Incorporated by reference to the Registrant’s Registration Statement on Form N-2 (File No. 811-23118) filed on June 28, 2016.

Item 26.   Marketing Arrangements
Not Applicable.

Item 27.   Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:
Accounting fees and expenses	$75,000
Legal fees and expenses	$160,000
Printing expenses	$30,000
Other – Transfer agent fees and administrative expenses	$32,000
Miscellaneous fees and expenses	$17,000
Total	$314,000

Item 28.   Persons Controlled by or Under Common Control
No person is directly or indirectly controlled by or under common control with the Registrant, except that the Registrant may be deemed to be controlled by or under common control with the Feeder Fund as it has provided 100% of the initial capitalization of the Registrant.
Item 29.   Number of Holders of Securities
The following table sets forth the number of record holders of the Registrant’s shares as of May 19, 2017.
Title of Class	Number of Record Holders
Common shares of beneficial interest	2
Item 30.   Indemnification
Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.
Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Master Fund, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Master Fund will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Master Fund will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of Master Fund.
The Master Fund has entered into the Master Fund Advisory Agreement with the Advisor. The Master Fund Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Advisor is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers.
Pursuant to the Master Fund’s declaration of trust, the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification.

Item 31.   Business and Other Connections of Investment Advisers
A description of any other business, profession, vocation, or employment of a substantial nature in which CNI CCEF Advisors, LLC (the “Advisor”) and each manager or executive officer of the Advisor, is or has been during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set forth in the sections entitled “Management of the Fund and the Master Fund” and “Portfolio Management.” Additional information regarding the Advisor and its officers and managers is set forth in its Form ADV, as filed with the Securities and Exchange Commission, or the SEC, (SEC File No. 801-107106), and is incorporated herein by reference.
Item 32.   Location of Accounts and Records
All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:
(1)
the Registrant, NorthStar Corporate Income Master Fund, 399 Park Avenue, 18th Floor New York, New York 10022;

(2)
the Transfer Agent, DST Systems, Inc, 1055 Broadway, 7th Floor, Kansas City, MO 64105;

(3)
the Custodian, MUFG Union Bank, N.A., 350 California Street, Suite 2018, San Francisco, CA 94104;

(4)
the investment adviser, CNI CCEF Advisors, LLC, c/o Colony NorthStar, Inc., 515 South Flower St., 44th Floor, Los Angeles, CA 90071.

Item 33.   Management Services
Not applicable.
Item 34.   Undertakings
Not applicable.

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 19th day of May 2017.
NorthStar Corporate Income Master Fund
By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Investment Company Act of 1940, as amended, this Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Daniel R. Gilbert Daniel R. Gilbert	Chairman of the Board of Trustees, Chief Executive Officer and President	May 19, 2017
/s/ Frank V. Saracino Frank V. Saracino	Chief Financial Officer and Treasurer	May 19, 2017
* Michael M. Kassen	Trustee	May 19, 2017
* Vernon B. Schwartz	Trustee	May 19, 2017
* Jack F. Smith, Jr.	Trustee	May 19, 2017
* /s/ Daniel R. Gilbert Attorney-in-fact pursuant to Power of Attorney		May 19, 2017

EXHIBIT LIST
(a)(2)	Third Amended and Restated Declaration of Trust of the Registrant
(g)(1)	Master Fund Investment Advisory Agreement
(j)	Global Custody Agreement
(k)(2)	Distribution Support Agreement
(n)(2)	Consent of Independent Registered Public Accounting Firm
(r)(1)	Joint Code of Ethics of the Registrant and the Adviser